Exhibit 10.13

ULTHERA, Inc.

JAMES G. ATKINSON EMPLOYMENT AGREEMENT

This Agreement is entered into effective as of October 2, 2006, (the “Effective Date” and also the “Vesting Commencement Date”) by and between Ulthera, Inc., a Delaware corporation, (the “Company”), and James G. Atkinson (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Commencing as of the Effective Date, Executive will serve as the Vice President Sales and Marketing of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s CEO. The period of Executive’s employment pursuant to this Agreement is referred to herein as the “Employment Term,” which Employment Term shall commence as of the Effective Date and shall end on the date Executive resigns or is otherwise terminated pursuant to the provisions of this Agreement.

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company, and, for the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and, subject to the terms hereof, may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation and Benefits.

(a) Base Salary and Bonus. During the Employment Term, the Company will pay Executive an annual base salary of $200,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically, but at least monthly, in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments may be made based upon the Company’s normal performance review practices. Starting with the Effective Date, Executive will be eligible for a bonus of $5,000 per month for the months of October, November and December of 2006. To earn this bonus, Executive must achieve the following milestones:

i. Hire and deploy at least four and no more than five regional sales/clinical leaders in key regional markets by end of 2006.

ii. Hire a marketing manager for the business with candidate joining the Company by end of 2006.

iii. Complete an operational and commercialization plan by 12/15/06, including a detailed sales and marketing plan jointly with VP of Sales and Marketing and CEO.

iv. Manage Sales and Marketing expenses in a manner that is consistent with the Company’s philosophy so that the next round of financing in late Q-1 to early Q-2 of 2007 is achieved without a prior equity dilution for the Company.

For Q-1, 2007, Executive will be paid incentive compensation equal to 1.5% of Company Net Sales (net sales is capital unit sale and disposable hand piece sale combined equals net sales) including ancillary items, through the remainder of 2007 including Q-2 through Q-4, Executive will be paid incentive compensation equal to .75% of Company Net Sales. Maximum incentive compensation for 2007 will be capped at $100,000. In 2008, Executive will be paid incentive compensation equal to .5% of Company Net Sales with a maximum incentive compensation for 2008 of $200,000. Incentive compensation beyond 2008 will be mutually agreed upon and performance-based but will most likely be based upon specific milestone achievements, rather than on a percentage of sales.

Any such bonus and incentive compensation under this Subsection 3(a) will be paid to Executive within 45 days after the end of the month to which such bonus and/or incentive compensation relates.

(b) Relocation and Temporary Living Reimbursement. Executive will receive relocation and temporary housing reimbursement up to $10,000, which includes: temporary living costs; two round-trip airfares between Colorado and Arizona at the lowest fares available and moving expenses for Executive and his family and their personal possessions with the submission of appropriate receipts.

(c) Stock Option Grant.

(ii) Option Grant. Upon or promptly following the Effective Date, Executive will be granted stock (such option the “Option Grant”), which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code to purchase such number of shares of the Company’s Common Stock as shall equal 1.0% of the Company’s then current capitalization, calculated on a Fully-Diluted Basis. The Option Grant will be able to be exercised before it is vested, subject to the Company’s repurchase rights. Subject to the accelerated vesting provisions set forth herein, the Option Grant will vest over a 48 month period with 1/48th of the grant vesting each month Executive is employed by the Company with full vesting occurring four (4) years from the Vesting Commencement Date. However, if Executive leaves the Company voluntarily or is dismissed for cause, the Option Grant vesting will be calculated by annual vesting with one fourth (1/4) of the shares subject to the Option Grant on the first anniversary of the Vesting Commencement Date, one fourth (1/4) of the total number of shares subject to the Option Grant on the second anniversary, one fourth (1/4) of the total number of shares subject to the Option Grant on the third anniversary, and the remaining one fourth (1/4) of the total number of shares subject to the Option Grant on the fourth anniversary of the Vesting Commencement Date, so that the Option Grant will be fully vested and exercisable four (4) years from the Vesting Commencement Date, subject to Executive’s continued service to the Company on the relevant vesting dates. In addition, the Executive shall be conditionally granted an “incentive stock option” to purchase such number of shares of the Company’s Common Stock as shall equal .50% of the Company’s then current capitalization, calculated on a Fully-Diluted Basis which will vest on the last day of the first fiscal year in which the Company achieves $50 million in net sales (three years after FDA approval and commercial launch of the product) if such level of net sales is achieved within the first 3 years of Executive’s employment with the Company. For the purposes of this Agreement, “Fully-Diluted Basis” shall include (i) the total number of shares of Common Stock outstanding plus (ii) the total number of shares of Common Stock that would be issued upon conversion of any securities, rights, commitments, debt or other items described in the remainder of this paragraph, that are convertible into Common Stock, including all preferred stock, stock options, warrants and other stock purchase rights then outstanding, plus (iii) the total number of shares of Common Stock that would be issued upon fulfillment of any binding commitments to issue shares of Company’s capital stock in existence as of the date of calculation and the conversion of such shares to Common Stock, plus (iv) any reserved but unallocated shares under any stock plan or other plan, agreement or commitment, plus (v) any commitment to increase the number of shares under any stock plan or other plan, agreement or commitment.

4. Employee Benefits Generally. During the Employment Term, Executive will be entitled to participate in the Employee Benefit Plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the Employee Benefit Plans (as defined below) and programs it offers to its employees at any time. Company will pay applicable premiums under Employee Benefit Plans to cover Executive and Executive’s spouse and dependants eligible for coverage under such Employee Benefit Plans.

5. Vacation. Executive will be entitled to ten (10) days of vacation time (“PTO”) per year; fifteen (15) days after five (5) years, twenty (20) days after ten (10) years of service, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Such PTO will accrue at the rate of 6.67 hours per month commencing at the end of each calendar month following October 2, 2006, prorated for the first partial calendar month of employment pursuant hereto. In addition, Executive will be entitled to eleven (11) paid holidays in accordance with any holiday schedule as currently adopted by the Company.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Involuntary Termination. If (i) Executive terminates his employment with the Company due to an Involuntary Termination or (ii) the Company terminates Executive’s employment with the Company for (x) other than “Cause” (as defined herein), (y) death or (z) Disability, and Executive signs and does not revoke a standard release of claims and non-disparagement agreement with the Company, then Executive will be entitled to (x) receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of either one (1) month from the date of such termination if such termination occurs prior to the first six (6) months of the Effective Date; will be accumulated at a rate of two (2) months every twelve (12) months of service after first six (6) months of service up to a total of eight (8)months to be paid periodically in accordance with the Company’s normal payroll policies; (y) subject to the provisions of Section 8 below. The Executive will be eligible for the number of months as described above based on the complete quarters of service. For example, should the termination occur on the thirteenth month of service the Executive will be eligible for one (1) month of service after the first six (6) months plus two (2) months for each complete year of service for the total of three (3) months. Also, Executive will have his Stock Option Grant vesting accelerated by one year. Continued payment by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (A) six (6) months from the effective date of such termination, (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans, or (C) the date Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.

Notwithstanding anything to the contrary in this Agreement, if the Company’s stock is publicly-traded on an established securities market on the date of Executive’s termination, any cash severance payments otherwise due to Executive pursuant to this Section 7(a) on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination if the Company reasonably determines that the imposition of additional tax under Section 409A of the Code will apply to an earlier payment of such cash severance payments. All subsequent payments will be payable as provided in this section.

(b) Voluntary Termination; Termination for Cause. If Executive voluntarily terminates his employment with the Company (except in an Involuntary Termination) or his employment is terminated for Cause by the Company, then (i) all vesting under the Option Grant will terminate immediately, (ii) all payments of base salary and incentive compensation by the Company to Executive hereunder will terminate as of the effective date of such termination (except as to any and all compensation amounts already earned or accrued through the date of termination), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

(c) Termination by Death. If Executive’s employment with the Company is terminated due to Executive’s death, Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect or as otherwise determined by the Board.

(d) Termination Due to Disability. The Company may terminate Executive at any time if Executive becomes Disabled (as defined below), upon written notice by the Company to the Executive. For the purposes of this Agreement, Executive is “Disabled” (and thereby subject to “Disability”) if, at the time the notice of termination is given, Executive has been unable to perform his duties under this Agreement for a period of not less than ninety (90) days during any one hundred and eighty (180) day period as a result of Executive’s incapacity due to physical or mental illness CEO and Executive will have a third party medical professional evaluate Executive and make determination on disability. If Executive is terminated because Executive is Disabled within the meaning hereof, Executive will only be eligible for severance benefits and earned incentives in accordance with the Company’s established policies as then in effect or as otherwise determined by the Board.

8. Change of Control Benefits. Notwithstanding the limitations of Section 7(a) hereof, if at any time following a “Change of Control” (as defined below) (i) Executive terminates his or her employment with the Company or successor corporation due to an Involuntary Termination, or (ii) the Company or the successor corporation terminates Executive’s employment with the Company or successor corporation for other than “Cause” (as defined herein), death or disability, then 100% of the shares subject to the Option Grants will vest and become immediately exercisable without any further action by any party. Thereafter, the Option Grant will continue to be subject to the terms, definitions and provisions of the applicable Stock Plan (or other applicable plan) and the applicable Option Agreement.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive’s conviction of, or plea of nolo contendere to, a felony involving moral turpitude, (ii) Executive’s gross misconduct in connection with the performance of his duties to the Company, (iii) gross negligence by Executive within the scope of Executive’s services to the Company or (iv) Executive’s continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as (i) the consummation of a merger, reorganization or other transaction or series of related transactions (other than a financing transaction involving the sale by the Company of its equity securities, the purpose of which is to raise working capital) following which the stockholders of the Company immediately prior to the transaction own less than fifty percent (50%) of the total voting power represented by the voting securities of the Company of such surviving entity (or its parent) outstanding immediately after the transaction, and the directors serving on the Company’s Board of Directors immediately prior to such transaction fail to constitute a majority of the Board of Directors of the surviving entity (or its parent) immediately after such transaction; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets. In addition, as stated in the offer letter of intent, upon any change of control of Ulthera, Inc., the maximum severance and benefits package will be available to Executive regardless of length of service.

(c) Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” will mean, without the Executive’s express written consent, (i) a significant reduction of the Executive’s duties, position or responsibilities other than as contemplated by this Agreement and provided that in the context of a merger or acquisition of the Company (a “Merger”) Executive’s duties, position and responsibilities will be deemed to not be significantly reduced if Executive retains reasonably comparable duties, position and responsibilities with respect to the Company’s pre-Merger business within such post-Merger Company; (ii) a significant reduction by the Company in the base salary or incentive compensation of the Executive as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced; (iv) the relocation of the Executive at the Company’s direction to a facility or a location more than 40 miles from the Executive’s then present location; or (v) any purported termination of the Executive by the Company which is not effected for Cause or for which the grounds relied upon are not valid; all provided that Executive terminates his employment with the Company within ninety (90) days of any such event and gives written notice to the Company that he is terminating his employment with the Company pursuant to an Involuntary Termination under this paragraph.

(d) Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plans” means such medical, dental, eye care and other health insurance benefit plans maintained, in whole or in part, by the Company on behalf of employees generally.

10. Confidential Information. Executive agrees to enter into the Company’s standard At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Ulthera, Inc.

33 S. Sycamore St.

Mesa, AZ 85202

If to Executive:

at the last residential address known by the Company.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in Arizona Code of Civil Procedure ARS 12-1501 (the “Rules”) and pursuant to Arizona law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Arizona Fair Employment and Housing Act, the Arizona Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or Arizona Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, this Agreement and the Confidential Information Agreement, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, this Agreement and the Confidential Information Agreement neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15. Code Section 409A. This Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

16. Integration. This Agreement, together with the Offer Letter, Standards of Conduct, and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of Arizona (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

ULTHERA, INC.

By:	/s/ Matthew E. Likens	Date:	10/2/06
Matthew E. Likens

Title:	President and CEO

EXECUTIVE:

	/s/ James G. Atkinson	Date:	9/15/06
James G. Atkinson

Title:	Vice-President Sales and Marketing

[SIGNATURE PAGE TO JAMES G. ATKINSON EMPLOYMENT AGREEMENT]